Exhibit 99.1

DDi Corp. Announces Transfer to the Nasdaq SmallCap Market Effective December 11, 2002

12/10/02

Contact Information:

Joe Gisch 714-688-7200 DDi Corp.	Jill Fukuhara 310-407-6539 FRB|Weber Shandwick	Kristen McNally 310-407-6548 FRB|Weber Shandwick

ANAHEIM, CA, December 10, 2002 – DDi Corp. (Nasdaq: DDIC), a leading provider of time-critical, technologically advanced, interconnect services for the electronics industry today announced today that it has been approved to transfer the listing of its common stock from The Nasdaq National Market to The Nasdaq SmallCap Market.

DDi’s common stock will be transferred to The Nasdaq SmallCap Market at the opening of business on December 11, 2002 and will continue to trade under the ticker symbol DDIC. DDi had applied for the market transfer after it was notified by Nasdaq, as previously disclosed, that it did not meet the minimum bid price requirement for continued listing on the Nasdaq National Market.

DDi currently meets all the continued inclusion requirements for listing on the Nasdaq SmallCap Market except for the $1.00 minimum bid price per share requirement. As a result of the transfer, DDi will have until February 3, 2003 to meet the $1.00 minimum bid price requirement to remain listed on The Nasdaq SmallCap Market. DDi may also be eligible for an additional 180 day grace period after February 3, 2003 provided that it meets certain of the initial Nasdaq SmallCap Market listing criteria at that time.

There can be no assurance that DDi will qualify for an extended grace period, will be able to meet the $1.00 minimum bid price requirement before February 3, 2003 or during the extended grace period (if available) or that DDi will remain in compliance with other applicable listing requirements. If DDi has not met the minimum bid price requirement at the expiration of all applicable grace periods or it fails to meet other applicable listing requirements, the common stock may be subject to delisting from the SmallCap Market, in which event DDi’s securities might be quoted in the over-the-counter market.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, design, development and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries, with design and manufacturing facilities located across North America and in England, service approximately 2,000 customers worldwide.

DDi Corp. press releases may contain information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. More information about the risks and challenges faced by DDi Corp. is contained in the Securities and Exchange Commission filings made by DDi and its subsidiaries. DDi Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.